EXHIBIT 99.2

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-4966
NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services Purchases 50% Interest
in Four Newbuild 265-ft. Class Liftboats
Liftboats will be certified to work in international waters
Harvey, La. — April 29, 2008 — Superior Energy Services, Inc. (“the Company”) announced today that it has purchased a 50% interest in two, 265-ft. class liftboats from Moreno Energy, Inc. (“Moreno Energy”). The Company and Moreno Energy have also entered into contracts to jointly construct on a 50%/50% basis two additional 265-ft. class liftboats. The Company expects the total cost for its 50% interest in the four liftboats will be approximately $52 million. Under the terms of the Company’s arrangements with Moreno Energy, Superior will market and operate the liftboats.
Construction of the first two liftboats is scheduled to be complete in the third and fourth quarters 2008, while construction of the last two liftboats is scheduled to be complete in late 2009. The liftboats will be certified to work in international waters as they will be built to meet U.S. Coast Guard, American Bureau of Shipping (ABS) and SOLAS standards. In addition, each liftboat will have two cranes (200-ton and 70-ton capacity), 8,500 square feet of clear deck space and accommodations for up to 40 people.
Terence Hall, Chairman and CEO of Superior, commented, “This investment enhances our position to compete in the international liftboat market. We expect that the combination of our liftboat operating experience, increasing international sales and marketing presence and our experience in working marine assets internationally will assist us in further diversifying our liftboat business to new geographic markets.”
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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